    As filed with the Securities and Exchange Commission on November 6, 1997

                                                 Registration No. 333-_________


                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     -----------

                                       FORM S-3

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                     -----------

                          ACCENT SOFTWARE INTERNATIONAL LTD.
                (Exact name of Registrant as specified in its charter)

              Israel                        7372                       N.A.
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Numbers)    Identification No.)

                               28 Pierre Koenig Street
                               Jerusalem 91530, Israel
                              Telephone: 972-2-679-3723
      (Address and telephone number of Registrant's principal executive offices)

                                    Todd A. Oseth
                                Accent Worldwide, Inc.
                                      Suite 340
                               2864 South Circle Drive
                              Colorado Springs, CO 80906
                                    (719) 576-2610
         (Name, address and telephone number of agent for service of process)

                                     -----------

                                      Copies to:

Herbert H. Davis III, Esq.                    Barry P. Levenfeld, Esq.
Rothgerber, Appel, Powers & Johnson LLP       Yigal Arnon & Co.
1200 Seventeenth Street, Suite 3000           3 Daniel Frisch Street
Denver, CO 80202-5839                         Tel Aviv 64731, Israel
Telephone: (303) 623-9000                     Telephone: 972-3-692-6868

                                     -----------

           Approximate date of commencement of proposed sale to the public:
        From time to time after this Registration Statement becomes effective.

                                     -----------

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. /   /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
/  /

                                     -----------

                           CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS    AMOUNT      PROPOSED MAXIMUM       PROPOSED MAXIMUM    AMOUNT OF
   OF SECURITIES       TO BE        OFFERING PRICE           AGGREGATE       REGISTRATION
 TO BE REGISTERED    REGISTERED   PER ORDINARY SHARE(1)   OFFERING PRICE(1)      FEE
Ordinary Shares,
NIS .01 nominal
value per share     11,990,000(2)       $2.50                $29,975,000         $9,083

(1) Based upon the average of the high and low sales prices of the Company's Ordinary Shares on the Nasdaq Small Cap Market on November 4, 1997, estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
(2) Includes 10,052,500 Ordinary Shares, which are issuable upon the conversion of debentures issued to CC Investments, LDC, Nelson Partners, Olympus Securities, Ltd., Marshall Companies, FTS Worldwide Inc., Beauchamp Finance Limited and Eurofactors International (the "Investors"); 1,150,000 Ordinary Shares, which are issuable upon the exercise of warrants issued to the Investors (the "Investor Warrants"); and 787,500 Ordinary Shares, which are issuable upon the exercise of warrants (the "Placement Warrants") issued to The Shemano Group as placement agent for this transaction.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION - DATED NOVEMBER 6, 1997

                                     PROSPECTUS

                          ACCENT SOFTWARE INTERNATIONAL LTD.
                            11,990,000 ORDINARY SHARES(1)

                                     -----------

    THIS PROSPECTUS RELATES TO THE PUBLIC OFFERING, WHICH IS NOT BEING UNDERWRITTEN, OF UP TO 11,990,000 ORDINARY SHARES, NOMINAL VALUE NIS 0.01 PER SHARE (THE "SHARES"), OF ACCENT SOFTWARE INTERNATIONAL LTD. ("ACCENT" OR THE "COMPANY"), WHICH MAY BE OFFERED FROM TIME TO TIME BY CERTAIN SHAREHOLDERS OF THE COMPANY OR BY AUTHORIZED TRANSFEREES (THE "SELLING SHAREHOLDERS").

    THE SHARES ARE ISSUABLE TO THE SELLING SHAREHOLDERS (i) UPON CONVERSION OF 6% DEBENTURES OF THE COMPANY ("DEBENTURES") OR SHARES OF PREFERRED STOCK ISSUABLE IN EXCHANGE FOR THE DEBENTURES ("PREFERRED SHARES"); (ii) AS PAYMENT OF INTEREST DUE ON THE DEBENTURES; (iii) UPON EXERCISE OF WARRANTS TO PURCHASE AN AGGREGATE OF 1,150,000 ORDINARY SHARES ISSUED IN CONNECTION WITH THE SALE OF THE DEBENTURES; AND (iv) UPON EXERCISE OF WARRANTS TO PURCHASE AN AGGREGATE OF 787,500 ORDINARY SHARES ISSUED TO THE SHEMANO GROUP AS THE PLACEMENT AGENT. THE COMPANY WILL RECEIVE NO PART OF THE PROCEEDS OF SALES OF THE SHARES. HOWEVER, THE COMPANY WILL RECEIVE PROCEEDS FROM THE EXERCISE OF THE WARRANTS, IF THE WARRANTS ARE EXERCISED. THE EXERCISE PRICE OF THE INVESTOR AND PLACEMENT WARRANTS IS $4,746,875 IN THE AGGREGATE. THE SHARES HAVE BEEN RESERVED BY THE COMPANY FOR ISSUANCE AND THE EXERCISE OF THE WARRANTS. THE SHARES ARE BEING REGISTERED BY THE COMPANY PURSUANT TO AGREEMENTS BETWEEN IT AND THE SELLING SHAREHOLDERS.

    ONCE ISSUED, THE SHARES MAY BE OFFERED BY THE SELLING SHAREHOLDERS FROM
TIME TO TIME IN ONE OR MORE TRANSACTIONS IN THE OPEN MARKET AT PRICES PREVAILING THEREIN, IN NEGOTIATED TRANSACTIONS AT SUCH PRICES AS MY BE AGREED UPON, OR IN A COMBINATION OF SUCH METHODS OF SALE. SEE "PLAN OF DISTRIBUTION." THE PRICE AT WHICH ANY OF THE SHARES MAY BE SOLD, AND THE COMMISSIONS, IF ANY, PAID IN CONNECTION WITH ANY SUCH SALE, ARE UNKNOWN AND MAY VARY FROM TRANSACTION TO TRANSACTION. THE COMPANY WILL PAY ALL EXPENSES INCIDENT TO THE REGISTRATION OF THE SHARES. SEE "SELLING SHAREHOLDERS" AND "PLAN OF DISTRIBUTION."

    ON NOVEMBER 4, 1997, THE LAST REPORTED SALE OF THE ORDINARY SHARES ON THE NASDAQ SMALL CAP MARKET WAS $2.50. ORDINARY SHARES ARE TRADED UNDER THE NASDAQ SYMBOL ACNFC.
                                     -----------

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 9.

                                     -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND

--------------------
(1) To the extent allowable under the Act, including Rule 416 thereto, this Prospectus shall be deemed to cover an indeterminate number of additional Ordinary Shares of the Company as may become issuable upon conversion of the debentures and/or Convertible Preferred Shares of the Company issuable in exchange for the debentures and the exercise of the warrants (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions, or (ii) by reason of changes in the conversion price of the debentures and/or the Preferred Shares or the exercise price of the warrants in accordance with the terms thereof.

EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH THIS PROSPECTUS IN THE MANNER REQUIRED PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL. NOTHING IN SUCH EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATING THE MATTERS CONTAINED IN THIS PROSPECTUS OR AS AN APPROVAL OF THEIR RELIABILITY OR ADEQUACY OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES HEREBY OFFERED.


                  The date of this Prospectus  ______________, 1997


                                AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices: Northeast Regional Office, Suite 1300, Seven World Trade Center, 13th Floor, New York, New York 10048, and Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The reports, proxy, information statements and other information filed by the Company with the Commission are also filed with The Nasdaq Small Cap Market and can be inspected at its facility at 1735 K Street, N.W., Washington, D.C. 20006. The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulation of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the offices of the Commission at the addresses set forth above. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

    The Company has received from the Securities Authority of the State of Israel (the "Israel Securities Authority") an exemption from the reporting obligations as specified in Chapter Six of the Israel Securities Law 5728-1968, which include the obligation to submit periodic and immediate reports to the Israel Securities Authority, provided that a copy of each report submitted in accordance with applicable United States law shall be available for public review at the Company's principal offices in Israel.

                              FORWARD LOOKING STATEMENTS

    Certain non-historical statements contained in this Prospectus are forward-looking statements, which involve known and unknown risks and uncertainties. The Company is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward looking statements. Examples of forward looking statements include, but are not limited to: (i) projections of capital expenditures, revenues, growth, prospects, capital structure and other financial matters; (ii) statements of plans or objectives of the Company; and (iii) statements using the words "anticipate," "expect," "may," "project," "intend" or similar expressions.

    The Company's ability to predict projected results or the effects of certain events on the Company's operating results is inherently uncertain. Therefore, the Company wishes to caution readers of this Prospectus to carefully consider the matters set forth under the caption "Risk Factors" and certain other matters discussed herein and in other publicly available information.
Such factors and many other factors beyond the control of the Company's management could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. See "Risk Factors."


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company (File No. 0-26394) Pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

(1)  The Company's Annual Report on Form 10-K for the year ended December 31,
     1996;
(2)  The Company's Current Report on Form 8-K dated February 5, 1997;
(3)  The Company's Quarterly Report on Form 10-Q for the quarter ending
     March 31, 1997;
(4) The Company's Proxy Statement for its Annual Meeting of Shareholders held on May 28, 1997;
(5)  The Company's Quarterly Report on Form 10-Q for the quarter ending
     June 30, 1997
(6)  The Company's Current Report on Form 8-K dated August 20, 1997;
(7)  The Company's Registration Statement on Form S-3 dated August 27, 1997;
(8)  The Company's Amended Registration Statement on Form S-3 dated
     September 29, 1997;
(9) The Company's Proxy Statement for its Extraordinary Meeting of Shareholders to be held on October 6, 1997;
(10) The Company's Registration Statement on Form S-3 dated October 16, 1997;
(11) The Company's Amended Registration Statement on Form S-3 dated October 23, 1997;
(12) The description of the Company's Ordinary Shares contained in its Registration Statement on Form 8-A, filed with the Commission on July 11, 1995, as amended by the Company's Registration Statement filed on Form 8-A/A filed on July 14, 1995; and
(13) The Company's Current Report on Form 8-K dated November 6, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not, except as so modified or superseded, be deemed to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Corporate Secretary, Accent Software International Ltd., POB 53063, 28 Pierre Koenig Street, Jerusalem 91530 Israel, or by e-mail: corpsec@accentsoft.com.

     Unless the context otherwise requires, all references to Accent or the Company include its wholly owned United States subsidiary, Accent Worldwide, Inc. ("Accent Worldwide"), its wholly owned United Kingdom subsidiary, Accent Software International (Europe) Ltd. ("Accent Europe"), and its majority-owned subsidiary, AgentSoft Ltd. ("AgentSoft"). ACCENT is a registered trademark of the Company in the United States, the United Kingdom, Germany and the Benelux. The Company has applied to register AGENTSOFT, GLOBAL DEVELOPMENT KIT and WEBTAMER as trademarks in the United States and in certain other countries.

     Windows is a registered trademark and Windows NT and Windows 95 are trademarks of Microsoft Corporation ("Microsoft"). All other trademarks appearing in this Prospectus are the property of their respective holders. Unless otherwise indicated, all references to Microsoft Windows are to the 3.xx versions of Windows or Windows 95 and references to Netscape Navigator are to
2.0 and subsequent versions.

                                     THE COMPANY

    Accent is a language solutions company which designs, develops, markets and supports multilingual software development tools as well as multilingual Internet and text processing software products. Accent's products address the growing need for organizations and individuals to view, create, edit and exchange information in languages other than English and in multiple languages. In addition, through the Company's majority-owned subsidiary AgentSoft , it also develops and markets intelligent agent based software tools and products for process automation over the Internet. Through 1996 and prior, Accent's products were marketed in more than 30 countries, primarily through retail and OEM distribution channels. Beginning in 1997, Accent's market focus has shifted to one of providing its technology and experience in developing language solutions and intelligent agent software primarily to OEM and corporate customers.

    Accent has used its multilingual software globalization technology as a platform to launch several multilingual Internet products addressing the needs of its target users. In December 1995, Accent introduced INTERNET WITH AN ACCENT, which enables users to browse the Web in a wide variety of languages and alphabets independent of the local language version of the Windows operating system and which contains Web authoring tools and e-mail with broad multilingual capabilities. Accent broadened its Internet product line through the release in June 1996 of NAVIGATE WITH AN ACCENT, a multilingual browser plug-in for Netscape Navigator. In the first half of 1997, Accent released the first versions of WEBTAMER, an integrated group of utilities for the World Wide Web, which includes AgentSoft's advanced LIVE AGENT intelligent agent technology, and the ACCENT GLOBAL DEVELOPMENT KIT, a set of standards and tools that enables the globalization of any Windows software application.

    As the Internet continues to grow in terms of the number of users, geographic diversity and breadth of information, Accent management believes that demand for software applications in the areas of information access and management, electronic commerce and workflow management and systems and network management will increase significantly. Accent management believes that many of these software applications will be based on intelligent agent technology. Intelligent agents are electronic assistants that will help automate the Internet by performing complex, repetitive or time-consuming operations. Accent established AgentSoft in February 1996 in order to capitalize on the expected growth of this market and to broaden its Internet product line beyond multilingual-based software. AgentSoft is dedicated to the development of intelligent agent-based technology and applications for the Internet and enterprise Intranet. Through the introduction of WEBTAMER and other innovative applications of intelligent agent technology, the Company is seeking to establish itself as a leading participant in the emerging market for Internet software based on intelligent agent technology.

    Accent is seeking to strengthen its position as a leading provider of multilingual Internet and word processing applications and development tools. To achieve these objectives, Accent's business strategy is to (i) emphasize software globalization and intelligent agent technologies; (ii) leverage its experience in multilingual software development; (iii) add new technologies, including intelligent agents, to its core technology platforms; and (iv) develop strategic relationships with leading industry participants.

    Accent was organized in 1988 under the laws of the State of Israel. The Company's principal executive offices are located at 28 Pierre Koenig Street, Jerusalem 91530, Israel, and its telephone number is 972-2-679-3723.


                                 RECENT DEVELOPMENTS

    In response to the Company's recent operating results, the Company implemented a revised business plan designed to decrease operating expenses and to improve its operating and financial performance while maintaining product development activities. Specifically, the Company effected a 30% reduction in the number of its employees. In addition, the Company reduced (i) its expenditures on marketing and advertising by approximately 50% and (ii) its other operating expenses by approximately 50% in all areas exclusive of research and development, which expenses have remained relatively level through the date of this Prospectus.
The Company believes that these reductions and the maintenance of the research and development expenditures will help enable the Company to achieve its strategic product development objectives. Roger R. Cloutier II, who is currently a vice president of Jacobs Investors, Inc. and a general partner of IMR (a significant shareholder of the Company), was appointed Co-Chairman of the Board on October 23, 1996. Mr. Cloutier, along with Robert Rosenschein, Elliott Broidy and Mark Tebbe, constitute the Executive Committee of the
Board of Directors responsible for monitoring the implementation of the Company's revised business plan. Furthermore, the Company, in the first quarter of 1997, successfully recruited a new President/Chief Executive
Officer and a Chief Financial Officer, both of whom have extensive industry experience. Based in Accent's new Colorado Springs office, the new management team has begun to shift certain sales and management functions to the United States to enable such personnel to be more effective in targeting customers and end-users of the Company's products.

    On August 5, 1997, the Company completed a financing arrangement with CC Investments LDC (the "August Investor"), pursuant to Regulation D of the Securities Act of 1933. The Company received $2,000,000 in cash before expenses (approximately $1,850,000 net of expenses) and, in return, issued the August Investor a debenture carrying six percent (6%) annual interest (payable in cash or Ordinary Shares, at the Company's option) and convertible into the Company's Ordinary Shares at a conversion rate equal to the lesser of (i) $2.09; or (ii) 75% of the average bid price of the Ordinary Shares for the five trading day period preceding the date of conversion (the "August Debenture"). The August Debenture automatically converts into Ordinary Shares on August 5, 1999, two years after the date of the closing, and may be converted at the August Investor's option anytime after the earlier of November 2, 1997, or that date on which the resale of the Ordinary Shares issuable upon conversion of the August Debenture is registered with the SEC. Such registration occurred on September 29, 1997. At any time prior to November 5, 1997, the Company may convert the August Debenture into 2000 newly authorized Preferred Shares designated Class A for purposes of such conversion. The Class A Preferred Shares will have a liquidation preference of $1,000 per share plus a premium of 6% per annum. The Class A Preferred Shares will not be entitled to any dividends nor will it have any voting rights except as provided by Israeli law with respect to extraordinary corporate transactions. The Class A Preferred Shares will be convertible into Ordinary Shares on the same terms as the August Debenture as described above. The terms of the Class A Preferred Shares will also prohibit the issuance of Preferred Shares with terms superior or equal to the terms of the Class A Preferred Shares for some period of time, without the August Investor's consent. In addition, the Company has the right to redeem the August Debenture on or after July 31, 1998, as long as no event of default has occurred thereunder, at a redemption price of not less than 125% of the principal amount thereof and any accrued and unpaid interest or other payments thereon.

    On October 16, 1997, the August Investor converted $1,000,000 of the August Debenture, together with accrued interest. Based upon a conversion price of approximately $1.88 per share, the Company issued 538,300 Ordinary Shares to the August Investor on October 21, 1997.

    On October 17, 1997, the Company notified the August Investor that it was exercising its right to exchange the debenture for Preferred Shares, effective 31 October 1997. Because the August Investor had converted $1,000,000 of the August Debenture into Ordinary Shares as set forth in the previous paragraph, the Company issued 1,000 Preferred Shares to the August Investor on 31 October 1997 in exchange for the remainder of the August Debenture.

    On October 31, 1997, the August Investor converted 500 of its Series A Preferred Shares, together with accrued interest. Based upon a conversion price of approximately $1.64 per share, the Company issued 308,240 Ordinary Shares to the August Investor on November 3, 1997.

    Assuming that the Company's share price remains at its November 4, 1997 level of $2.50 per share, the remaining 500 Series A

Preferred Shares will be convertible into approximately 265,957 Ordinary Shares. If the share price decreases below $2.09, the conversion price may decrease and there will be a corresponding increase in the number of shares into which the Preferred Shares will be converted.

    The August Investor was also granted warrants to purchase 250,000 Ordinary Shares of the Company at an exercise price of $2.80 per share and additional warrants to purchase 50,000 Ordinary Shares at an exercise price of $3.20 per share. For facilitating the completion of this investment, The Shemano Group, Inc., San Francisco, California, and Equity Management Partners, Atlanta, Georgia, (the "August Placement Agents") were granted warrants to purchase a total of 300,000 Ordinary Shares at an exercise price of $1.725 (equal to 115% of the closing bid price on the day of closing). The warrants expire on August 5, 2002, if not exercised earlier.

    The Company has entered into an agreement with Investor Resource Services, Inc. ("IRSI") by which IRSI will provide financial advisory, strategic business planning, and investor and public relations services designed to make the investing public knowledgeable about the benefits of stock ownership in the Company. Pursuant to this Agreement, the Company agreed to issue 612,000 Ordinary Shares to IRSI as compensation for the services to be provided ("IRSI Shares"). Of these IRSI Shares, 312,000 shares were included in a Registration Statement filed on October 16, 1997, and amended on October 23, 1997, and 300,000 shares are to be registered within twelve months of their delivery to IRSI.

    The Company has also engaged Mr. Brad Gillingham as a consultant in the areas of strategic sales and marketing. Mr. Gillingham received warrants to purchase 100,000 Ordinary Shares at $2.00 per share. The warrants expire on August 1, 1999, if not exercised earlier. The agreement with Mr. Gillingham also provides for the grant of additional warrants to purchase 100,000 Ordinary Shares at an exercise price of $4.00 per share provided that the Company receives $1,000,000 of revenue attributable to his efforts within 12 months of the execution of the agreement.

    Pursuant to the terms of the agreements between the Company and the August Placement Agents, IRSI and Gillingham, the Company filed a registration statement on Form S-3 on October 16, 1997, for the Ordinary Shares to be issued to IRSI and reserved for issuance upon exercise of the warrants granted to the August Placement Agents and Gillingham. This Registration Statement was declared effective on October 24, 1997, after the filing of an amended Regisration Statement the prior day.

    On December 9, 1996, the Company issued warrants to purchase a total of 200,000 Ordinary Shares as compensation for consultant services by Robert J. Laikin, Michael Mosher and the Manufacturers Indemnity and Insurance Company of America ("MIICA") (the "Laikin Consultants"). Half of these warrants (100,000) vested immediately and the remainder vested one year later provided that each of the Laikin Consultants were still providing consulting services to the Company on September 30, 1997. On August 18, 1997, the Company terminated the consultant agreements with the Laikin Consultants. Thus, the condition precedent to the vesting of the second 100,000 warrants do not exist. The exercise price of the warrants to purchase 100,000 Ordinary Shares is $7.00 per share and the warrants expire on December 9, 2003, if not exercised earlier.

    The warrants issued to the Laikin Consultants provide the warrant holders with the right to "piggyback" on certain registration statements filed by the Company. All three of the Laikin Consultants chose to exercise such right. Accordingly, the shares to be issued to the Laikin Consultants upon the exercise of their warrants were included in the Registration Statement filed on October 16, 1997, and amended on October 23, 1997.

    On November 6, 1997, the Company completed a financing arrangement with the Investors, pursuant to Regulation D of the Securities Act of 1933. The Company received $4,000,000 in cash before expenses, and a commitment that upon the occurrence of certain conditions, including the effectiveness of this Registration

Statement, the Company would receive an additional $1,750,00 in cash before expenses. In return for the aggregate purchase price of $4,000,000, the Company issued the Investors debentures in the amount of $4,000,000, carrying six percent (6%) annual interest (payable in cash or Ordinary Shares, at the Company's option) and convertible into the Company's Ordinary Shares at a conversion rate equal to the lesser of (i) $2.45; or (ii) 80% of the average bid price of the Ordinary Shares for the five trading day period preceding the date of conversion (the "First Closing Debentures") and warrants to purchase a total of 800,000 Ordinary Shares of the Company at an exercise price of $2.45.

     Upon the closing of the additional $1,750,000 investment, the Company shall issue the Investors 1,750 Series B Preferred Shares which will be convertible into Ordinary Shares upon the same terms and conditions as obtain in the First Closing Debentures (the "Second Closing Preferred Shares"). (The First Closing Debentures and Second Closing Preferred Shares are collectively referred to as the "November Convertible Securities.") As part of the $1,750,000 aggregate purchase price, the Investors will receive additional warrants to purchase a total of 350,000 Ordinary Shares of the Company with an exercise price of $2.45. The November Convertible Securities automatically convert into Ordinary Shares on November 6, 1999, two years after the date of the closing, and may be converted at the Investors' option anytime after the earlier of November 11, 1997, or that date on which the resale of the Ordinary Shares issuable upon conversion of the November Convertible Securities is registered with the SEC, provided that no more than 50% of the principal amount of such securities may be converted prior to December 15, 1997. At any time prior to November 11, 1997, the Company may convert all or part of the First Closing Debentures into up to 4,000 newly authorized Preferred Shares designated Series B for purposes of such conversion. The Series B Preferred Shares will have a liquidation preference of $1,000 per share plus a premium of 6% per annum. The Series B Preferred Shares will not be entitled to any dividends nor will it have any voting rights except as provided by Israeli law with respect to extraordinary corporate transactions.
 The Series B Preferred Shares will be convertible into Ordinary Shares on the same terms as the November Convertible Securities as described above.
The terms of the Series B Preferred Shares will also prohibit the issuance of Preferred Shares with terms superior or equal to the terms of the Series B Preferred Shares for some period of time, without the Investors' consent. In addition, the Company has the right to redeem the November Convertible Securities on or after November 6, 1998, as long as no event of default has occurred thereunder, at a redemption price of not less than 125% of the principal amount thereof and any accrued and unpaid interest or other payments thereon.

    The November Convertible Securities will be convertible into approximately 2,346,938 Ordinary Shares. If the share price decreases below $2.45, the conversion price may decrease and there will be a corresponding increase in the number of shares into which the November Convertible Securities will be converted.

    For facilitating the completion of this investment, The Shemano Group, Inc., San Francisco, California, (the "November Placement Agent") was granted warrants to purchase a total of 787,500 Ordinary Shares at an exercise price of $2.45. The warrants expire on November 6, 2002, if not exercised earlier.

    The 11,990,000 Ordinary Shares being registered pursuant to this Registration Statement are the shares issuable to the Selling Shareholders (i) upon conversion of the November Convertible Securities; (ii) as payment of interest due on the First Closing Debentures; (iii) upon exercise of warrants to purchase an aggregate of 1,150,000 Ordinary Shares issued in connection with the sale of the November Convertible Securities; and (iv) upon exercise of warrants to purchase an aggregate of 787,500 Ordinary Shares issued to the November Placement Agent.

LITIGATION AND OTHER CLAIMS

    On September 9, 1997, the AgentSoft was served with a complaint filed by its former president and vice president. The complaint named as defendants AgentSoft, Accent, Todd Oseth, as Chief Executive Officer of

AgentSoft and Jeffrey Rosenschein as Chairman of the Board of Directors of AgentSoft, as defendants in Israeli Labor Court. The complaint alleges wrongful termination of the plaintiffs' employment agreements in May 1997, failure to pay the contractually required severance, and failure to pay, in a complete and timely manner, the statutory severance payments required by Israeli law upon the termination of an employee. Plaintiffs seek compensation in excess of NIS 650,000 (or approximately $186,000). The Company believes that the termination of their employment was done properly and lawfully and that, therefore, any claim by these former employees in connection with such termination is without grounds. Accordingly, the Company estimates that the chances of an outcome favorable to the Company and the other defendants is high.

    In the course of its business, the Company is the subject of claims, some or which may mature into litigation. Although the Company is aware of claims asserted against it, the Company is not aware, except as discussed in the preceding paragraph, of any claims which have a reasonable possibility of adverse outcome in a material amount. However, unforeseen circumstances may cause such claims, or other, currently unknown claims, to result in adverse outcomes in material amounts.

                                     RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT DECISION. CERTAIN STATEMENTS IN THIS PROSPECTUS THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING, INVOLVING KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. MANY FACTORS, INCLUDING THE RISK FACTORS IDENTIFIED BELOW, COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT; ANTICIPATED FUTURE LOSSES; LIMITED OPERATING HISTORY

    The Company has incurred net losses since 1992 of approximately $0.7 million, $3.1 million, $7.8 million and $21 million for the years ended December 31, 1993, 1994, 1995 and 1996, respectively, and a net loss of approximately $4.8 million for the six months ended June 30, 1997. As of June 30, 1997, the Company had an accumulated deficit of $38 million and a total shareholders' deficit of $1.7 million. Pursuant to its revised business plan, the Company intends to continue to make expenditures on new product introductions, marketing, research and development, customer support and administrative infrastructure over the near term. As a result, the Company expects to incur net losses through the end of 1997, and possibly beyond.

    The Company commenced operations in 1988 and shipped its first multilingual word processing product in Israel in 1992, and internationally in 1994.The Company shifted the focus of its operations in 1997 to the development and distribution of multilingual software development tools for the non-retail markets, and its first such products were released in the second quarter of 1997.The Company, therefore, has a limited operating history upon which to base an evaluation of its current principal business and prospects. Operating results for future periods are subject to numerous uncertainties, and there can be no assurance that the Company will achieve or sustain profitability on an annual or quarterly basis. The Company's prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend upon many factors, including the demand for the Company's Internet products, the level of product and price competition, the ability of the Company to develop and market new products and product enhancements, the success of the Company in attracting and retaining motivated and qualified personnel, the ability of the Company to control its costs and general economic conditions. There can be no assurance that the Company will be successful in addressing such risks.

INDEPENDENT PUBLIC ACCOUNTANT'S DOUBT AS TO COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

    The report of the Company's independent public accountants attached as part of the Company's 1996 Annual Report on Form 10K contains an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to the Company's ability to continue as a going concern is that the Company has incurred losses from operations of approximately $21 million during the year ended December 31, 1996, and had an accumulated deficit of approximately $33 million as of December 31, 1996.

SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING

    The Company's capital requirements in connection with its development and marketing activities have been and will continue to be significant. The Company has been dependent upon the proceeds of sales of its securities, as well as various government guaranteed and private loans, to fund its development and marketing activities. The Company is not generating sufficient revenues from its operations to fund its activities and is, therefore, dependent on the proceeds of the sale of equity and other financing devices to continue the development of its technology and the marketing of its products. The Company anticipates, based on its currently proposed assumptions relating to its operations and financing plans, that it will have sufficient cash to satisfy its contemplated needs through the end of 1997. In the event that financings and cash flow prove to be insufficient to fund operations (due to a change in the Company's plans or a change, or an inaccuracy, in its assumptions or as a result of unanticipated expenses, technical difficulties, problems or otherwise), the Company would be required to seek additional financing sooner than currently anticipated. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. The Company has no current arrangement with respect to, or sources of, additional financing. The inability to obtain additional financing, when needed, would have a material adverse effect on the Company, including possibly requiring the Company to curtail or cease its operations.

SUBSTANTIAL INDEBTEDNESS AND ENCUMBRANCES OF ASSETS

    The Company's operations have been and continue to be financed in part from short-term and long-term indebtedness provided by various financial institutions. As of June 30, 1997, the outstanding balances of the Company's short-term and long-term indebtedness were approximately $1.6 million and $1.9 million, respectively. All of the Company's assets are pledged as collateral to secure the Company's indebtedness. If the Company is unable to generate sufficient cash flow from operations to meet scheduled debt payments or otherwise to comply with the terms of such indebtedness, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that the Company will be able to obtain such refinancing or additional financing. If no such refinancing or additional financing is available when needed, the Company may be forced to default on its debt obligations which would have a material adverse effect on the Company, including the possibility of receivership or liquidation of the Company. In such an event, the Company's secured creditors could elect to foreclose on the Company's assets and it is likely that the debenture, the warrants and the Shares would be worthless. In addition, the agreements relating to the Company's bank indebtedness provide for an event of default (and the ability to accelerate and demand repayment of outstanding loans) if there is a material adverse change in the Company's financial condition. There can be no assurance that a deterioration of the Company's results of operations or financial condition will not result in an event of default under the Company's bank indebtedness.

UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS

    The Company's future operating results will depend primarily upon its ability to gain market acceptance of its multilingual software development tools and its Internet productivity tools, such as WEBTAMER. Because the market for the Company's Internet-related products is new and evolving, it is difficult to assess or predict with any assurance the growth rate, if any, or the size of the market for such products. There can be no assurance that the market for the Company's products and services will develop, or that the Company's products and services will achieve market acceptance. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's products do not achieve significant market acceptance, the Company's business, operating results or financial condition will be materially adversely affected.

UNCERTAINTY OF PRODUCT AND TECHNOLOGY DEVELOPMENT

    The Company has not completed development and testing of a number of its proposed products, some of which are still in the planning stage or in relatively early stages of development. The Company's success will depend in part upon the ability of its proposed products to meet targeted performance and cost objectives, and will also depend upon the timely introduction of its products into the marketplace and the acceptance of its products by end-users. The Company will be required to commit considerable time, effort and resources to finalize development of its proposed products and product enhancements. Product development efforts may be subject to unanticipated delays, expenses, difficulties, and the possible insufficiency of funding to complete development and other risks inherent in the development of new products and technologies. There can be no assurance as to when, or whether, such product development efforts will be successfully completed.

DEPENDENCE ON COMPATIBLE THIRD-PARTY SOFTWARE MANUFACTURERS' PRODUCTS AND DESIGN

    The Company's products are currently designed, and its proposed products are being designed, to be utilized with the Windows operating system and with the products and standards established by certain other software manufacturers. Accordingly, the performance of certain of the Company's existing products depends on the actions of other manufacturers, in particular Microsoft. Such manufacturers may change their products or take actions that could make it more difficult for the Company to develop its products or that could significantly impair the performance of the Company's products. For example, if Microsoft were to modify future versions of Windows in ways that required the redesign of the Company's Windows-based products, such modification could be detrimental to the Company. Although the Company anticipates that it will be able to adapt its products if necessary, there can be no assurance that changes in existing products or the introduction of new products by third parties will not have a material adverse effect on the performance of the Company's products and technology and on the Company's financial performance. In addition, the Company's products may need to be adapted in the future in order to be compatible with other or new operating systems so that the Company may maintain and expand its product offerings. There can be no assurance that the Company will be able to make any necessary adaptations on a timely basis.

PRODUCT CONCENTRATION

    Until the beginning of 1996, substantially all of the Company's revenues were attributable to the sale of its multilingual word processing products. Beginning in the first quarter of 1996, a substantial portion of the Company's revenues has been derived from the sale of the Company's Internet-related products. During the first quarter of 1997, the Company began to de-emphasize the retail sale of its products and increased its focus on the development and sale of software tools and products to be sold to other software developers, corporations and original equipment manufacturers ("OEM"). The Company currently expects that sales of these products will account for a substantial portion of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as competition or technological change, could have a material adverse effect on the Company's business, operating results or financial condition.

COMPETITION; TECHNOLOGICAL OBSOLESCENCE

    The market for general and Internet-based software and services is new, intensely competitive, rapidly evolving and subject to rapid technological change. In addition, there are relatively few barriers to entry into the software business in general, including into those areas in which the Company offers and intends to offer products. The Company expects competition in the market for multilingual software tools for the globalization of software products and for Internet-based products to increase substantially in the future. To the extent that the Company's multilingual Internet products are substitutes for single or dual language products, the Company's products presently compete with those of numerous well-established companies, including Microsoft, Netscape Communications Corporation ("Netscape"), CompuServe, Inc. ("CompuServe") and Quarterdeck Office Systems, Inc. ("Quarterdeck"). The Company expects that AgentSoft will continue to develop intelligent agent technology that the Company will use in its Internet productivity products and that the Company will apply artificial intelligence concepts to document processing and other applications. To the extent that the Company and AgentSoft are successful in developing such technologies, the Company will compete with some of the same well-established companies listed above as well as with companies to which Accent or AgentSoft will license such technology. These companies have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing and sale of their products and technology. In addition, certain companies have developed, or may be expected to develop, technologies or products that may be functionally similar to some or all of those being developed by the Company. The markets for the technology and products being developed by the Company are characterized by rapid changes and evolving industry standards, often resulting in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will depend upon, among other factors, its ability to develop and introduce to the marketplace in a timely manner new products and product enhancements. There can be no assurance that the Company will be able to compete successfully, that its present or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to introduce new products and product enhancements that are competitive with other products marketed by industry participants.

DEPENDENCE ON THE INTERNET

    Sales of AgentSoft's products and the products of Accent which incorporate AgentSoft technology will depend in large part upon the development and maintenance of a robust industry and infrastructure for providing Internet access and carrying Internet traffic. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace or a viable medium for the publication and distribution of information. Further, there can be no assurance that the necessary infrastructure, such as a reliable network backbone or timely development of complementary products, such as high speed modems, necessary to make the Internet a viable commercial marketplace or a viable medium for the publication and distribution of information will be developed, or, if developed, that the Internet will become a viable commercial marketplace or a viable medium for the publication and distribution of information. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace or a viable medium for the publication and distribution of information, the Company's business, operating results or financial condition will be materially adversely affected.

PRODUCT RETURNS; COLLECTION OF ACCOUNTS RECEIVABLE; CONSIGNMENT ARRANGEMENTS

    Consistent with industry practices, the Company may accept product returns or provide other credits in the event that a distributor or a retailer holds excess inventory of the Company's products. Although the Company is moving away from the retail market toward the OEM and business-to-business market where product returns are less likely, the risk of product returns and customer defaults from prior period activities could have an adverse impact on the Company's future operating results. In addition, the Company's sales are normally made on credit terms and it does not hold collateral to secure payment. Therefore, default in payment by one or more of the Company's customers could adversely affect the Company's business, operating results or financial condition. There can be no assurance that actual returns and uncollectible receivables will not exceed the Company's reserves for such items and any significant increase in product returns or uncollected accounts receivable beyond reserves could have a material adverse effect on the Company's business, operating results or financial condition. Consistent with industry practice, the Company also, on occasion, transfers products through the distribution channel on a consignment basis. There can be no assurance that such consignment arrangements will result in additional sales for the Company or that they will not result in excess inventory or increased working capital requirements for the Company.

MANAGEMENT OF A RAPIDLY CHANGING BUSINESS

    The Company's business is currently undergoing major change as its new management shifts its focus from the retail market to the developer, corporate and OEM markets. This shift in the Company's focus has placed, and is expected to continue to place, a significant strain on the Company's management and operations, including its sales, customer support, research and development, finance and administrative operations. The Company has recently been able to recruit a chief executive officer and chief financial officer who have experience in managing large or rapidly growing business organizations. However, the Company anticipates that continued growth, if any, may require it to recruit and hire additional new development, managerial, finance, sales and marketing and support personnel. There can be no assurance that the Company will be successful at hiring or retaining such personnel. The Company's ability to compete effectively and its future growth, if any, will require the Company to continually improve its financial and management controls, reporting systems and procedures on a timely basis, implement new systems as necessary and expand, train and manage its employee workforce. There can be no assurance that the Company's controls, systems or procedures will be adequate to support the Company's operations. The failure of the Company's management to respond effectively to changing business conditions could have a material adverse effect on the Company's business, operating results or financial condition.

PRODUCT DEFECTS AND PRODUCT LIABILITY

    The Company's software products are highly complex and sophisticated and could from time to time contain design defects or software errors that could be difficult to detect and correct. Errors, bugs or viruses may result in the loss of or the delay in market acceptance or the loss of customer data. Although the Company has not experienced any material adverse effect resulting from any software defects or errors, there can be no assurance that, despite testing by the Company and its customers, errors will not be found in new products, which could result in a delay in or inability to achieve market acceptance and thus could have a material adverse impact upon the Company's business, operating results or financial condition.

DEPENDENCE ON KEY PERSONNEL

    The success of the Company is substantially dependent on the performance of its executive officers and key employees. Five members of senior management are parties to employment agreements with the Company, three of which expire in July 1998, and one of which expires in February 2000. The Company believes that the loss of the services of one or more of such key personnel could have a material effect on its ability to develop new products and product enhancements. In addition, Dr. Jeffrey Rosenschein, Chief Technology Officer-Agents, and one of the five senior managers with an employment agreement, has an academic affiliation with Hebrew University in Jerusalem. Dr. Rosenschein was granted a leave of absence from Hebrew University for the two-year period which expires in October 1997, at which time Dr. Rosenschein plans to return to his full-time position at the University. Dr. Rosenschein plans to continue as a director of the Company and as a paid consultant to the Company, and his termination as a full-time Company employee is not expected to have a material adverse affect on the Company. The success of the Company also is dependent upon its ability to hire and retain additional qualified executive, scientific and marketing personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel. Moreover, there can be no assurance that the loss of the services of any of its executive officers or other key employees would not have a material adverse effect on the Company's business, operating results or financial condition.

PROTECTION OF PROPRIETARY INFORMATION

    The Company's success and ability to compete is dependent in part upon its proprietary software technology. While the Company relies on a combination of trade secret and copyright law, nondisclosure agreements and technical measures to establish and protect its proprietary rights and has also filed patent applications for certain aspects of its technology, there can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the technology or independent development by others of software products with features based upon, or otherwise similar to, those of the Company's products. To license its retail products, the Company primarily relies on "shrink wrap" licenses that are not signed by the end-user and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

IMPACT OF INFLATION AND CURRENCY FLUCTUATION

    The vast majority of the Company's sales are made in dollars and most of the Company's expenses are in dollars and New Israeli Shekels ("NIS"). The cost of the Company's operations in Israel, as expressed in dollars, is influenced by the extent to which any increase in the rate of inflation in Israel over the rate of inflation in the U.S. is not offset by the devaluation of the NIS in relation to the dollar. The change in the cost of the Company's operations in Israel, as expressed in dollars, relates primarily to the cost of salaries in Israel, a substantial portion of which are paid in NIS linked to the Consumer Price Index in Israel (the "Israeli CPI"). While the Company may in the future, to the extent it deems advisable, purchase currency options or other hedging instruments to decrease the risk of the NIS devaluation against the dollar being less than the rate of inflation in Israel, no assurance can be given that any such financial strategy will be successful in limiting the Company's risk.

CONCENTRATION OF OWNERSHIP; POTENTIAL CONFLICTS OF INTEREST

    As of the date of this Prospectus, IMR and its affiliates, together with the Company's officers and directors, will beneficially own an aggregate of approximately 33.3% of the issued and outstanding Ordinary Shares. Such ownership will allow such persons to have significant influence over the outcome of any matters that require shareholder approval, including the election of all of the Company's directors (subject, in certain instances, to the requirement of the affirmative vote of a specified percentage of disinterested shareholders), and thereby to potentially control the affairs of the Company. In addition, pursuant to the Stock Purchase Agreement, dated as of May 11, 1994, by and among the Company, IMR Investments, Accent Software Partnership, Pal-Ron Marketing, Ltd., KZ Overseas Holding Corp., Robert Rosenschein and Jeffrey Rosenschein, the Company agreed that IMR Investments will be entitled to designate one person to serve on the Board of Directors of the Company. The current designee of IMR Investments is Roger Cloutier. Although the director designated by IMR Investments is required under Israeli law to vote in a manner consistent with his fiduciary duty to the Company, there can be no assurance that conflicts of interest will not arise with respect to the foregoing or that such conflicts will be resolved in a manner favorable to the Company.

NO DIVIDENDS

    The Company has never paid cash dividends on its Ordinary Shares. Payment of dividends on the Ordinary Shares is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business and, therefore, it does not expect to pay any cash dividends on its Ordinary Shares in the foreseeable future.

SIGNIFICANT OUTSTANDING TRADE PAYABLES

    At June 30, 1997, the Company owed approximately $3.3 million to various trade and other creditors of which approximately 50% was more than 60 days past due. The inability to obtain credit on commercially reasonable terms, or at all, resulting in an interruption of supplies or services, would have a material adverse effect on the Company's operations.

MARKET PRICE VOLATILITY

    The market price of the Company's Ordinary Shares has been highly volatile and in the past 52 weeks the daily closing price has ranged from $15.38 to $1.47. Factors such as the Company's financial results, introduction of new products by the Company or its competitors, factors affecting the software industry generally and factors relating to conditions in the State of Israel may have a significant impact on the market price of the Company's Ordinary Shares. Additionally, in recent years, the United States stock markets have experienced a high level of price and volume volatility and market prices for the stock of many companies (particularly of small and emerging growth companies, the common stock of which trades in the over-the-counter-market) have experienced wide price fluctuations that have not necessarily been related to the operating performance of such companies.

SUBSTANTIAL DILUTION

    The book value of the Company's Ordinary Shares was approximately $(0.15) per share at June 30, 1997. Therefore, purchasers of Shares in this Offering will experience immediate and substantial dilution.

POSSIBLE DELISTING OF SHARES FROM THE NASDAQ SMALL CAP MARKET;
RISKS RELATING TO PENNY STOCKS

    The Ordinary Shares are quoted on the Nasdaq Small Cap Market. In order to maintain its listing on the Nasdaq Small Cap Market, the Company must meet certain requirements. As of June 30, 1997, the Company was in compliance with all of the Nasdaq listing requirements except that the Company's total capital and surplus was less than the required level. Specifically, on June 30, 1997, the Company's total capital and surplus of $(1,716,000) was below the minimum Nasdaq requirement of $1,000,000. On
August 15, 1997, the Company was notified by The Nasdaq Stock Market, Inc.
that it was no longer in compliance with all of the Nasdaq Small Cap Market listing requirements. The Company has responded to Nasdaq with a plan for restoring its capital and surplus to the required level. On September 15, 1997, the Company received a letter from Nasdaq stating that the Company's plan to restore its capital surplus to the required level was not acceptable and that the Company's Ordinary Shares would be delisted. However, the delisting action was stayed when the Company requested and was granted a hearing regarding Nasdaq's decision to delist the Company's Ordinary Shares. The hearing was held on October 9, 1997. On October 21, 1997, the Company received the decision of the hearing panel to grant it a temporary exception from Nasdaq listing requirements. The hearing panel ruled that the Company had until November 10, 1997 to file with Nasdaq and the Securities and Exchange Commission the Company's quarterly report on Form 10-Q and a report on Form 8-K showing that it had at least $2,650,000 in capital and surplus. Pending such filing and a further review by Nasdaq, the Company's stock symbols would be changed to ACNFC and ACUFC for the Ordinary Shares and the Units, respectively. The Company believes that after the completion of the financing discussed in this Registration Statement and the subsequent conversion of the November Debentures into Ordinary or Preferred Shares, it will be in compliance with the relevant Nasdaq listing requirements. However, there can be no assurance that the Company will be able to meet the requirements of Nasdaq in the time required or at all. Therefore, the Company's shares may be delisted from the Nasdaq Small Cap Market.

         In addition, the Nasdaq Stock Market adopted increases in the quantitative standards for maintenance of listings on the Nasdaq Small Cap Market. The new standards for continued listing on the Nasdaq Small Cap Market, which the Company anticipates will be implemented in February 1998, include maintenance of any of (a) $2,000,000 of net tangible assets, (b) $35,000,000 of market capitalization or (c) $500,000 of net income for two of the last three years and the elimination of the requirements to maintain minimum total assets and a minimum capital and surplus. There can be no assurance that the Company will be able to meet the new standards for maintaining its listing on the Nasdaq Small Cap Market and, if it fails to meet such standards, that it will not be delisted.

    If the Company's securities were to become delisted from trading on The Nasdaq Small Cap Market and the trading price of such securities were to remain below $5.00 per share or per unit, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Ordinary Shares which could severely limit the market liquidity of the Ordinary Shares and the ability of Selling Shareholders to sell their Shares in the secondary market.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    As of the date of this Prospectus, 13,154,982 Ordinary Shares are issued and outstanding, or are to be issued under a binding agreement, of which 8,674,835 are freely tradable. There are 3,871,907 Ordinary Shares eligible for sale, without registration, under Rule 144 subject to certain volume limitations and other conditions prescribed by such rule and to the contractual restrictions described below. There are 300,000 additional IRSI Shares that are to be registered within twelve months of their issuance, and will be freely tradable upon an effective Registration Statement. There are warrants outstanding for the purchase of 3,947,413 Ordinary Shares. Most of the shares underlying these warrants have been or are being registered and will be freely tradable. In addition, there are options outstanding for 1,518,583 shares, of which 1,168,583 will be freely tradable upon exercise. In addition, the shares into which any remaining balance of the August Debenture may be converted have been registered and will be freely tradeable at such time as that debenture is converted.
Finally, when this Registration Statement is declared effective by the Commission, the shares into which the November Debenture may be converted will be freely tradeable.

    In addition, the Company has granted to certain of its security holders, including certain of its executive officers, directors and IMR Investments, certain registration rights. No prediction can be made as to the effect, if any, that sales of such securities or the availability of such securities for sale will have on the market prices prevailing from time to time.

LOCATION IN ISRAEL

    The Company is incorporated under the laws of, and has its offices and a significant portion of its operations (including all of its product development activities) in, the State of Israel. Although most of the Company's sales are currently made to customers outside Israel, the Company is, nonetheless, directly influenced by the political, economic and security conditions affecting Israel. Any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that ongoing or revived hostilities or other factors related to the political or economic status of Israel will not have an adverse impact on the Company's business, operating results or financial condition.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

    Service of process upon directors and officers of the Company and the Israeli experts named herein, many of whom reside outside the United States, may be difficult to effect within the United States. Furthermore, since the majority of the Company's assets are located outside the United States, any judgment obtained in the United States against the Company may not be enforceable within the United States. The Company has been informed by its legal counsel in Israel, Yigal Arnon & Co., that in such counsel's opinion there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act, in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts are empowered to enforce foreign (including United States) final executory judgments for liquidated amounts in civil matters obtained after due trial before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Israel) which enforces similar Israeli judgments. The enforcement of such judgments is conditioned upon: (i) adequate service of process having been effected and the defendant having had a reasonable opportunity to be heard; (ii) such judgments or the enforcement thereof not being contrary to the law, public policy, security or sovereignty of the State of Israel; (iii) such judgments not being obtained by fraud and not conflicting with any other valid judgment in the same matter between the same parties; and (iv) an action between the same parties in the same matter not pending in any Israeli court at the time the lawsuit is instituted in the foreign court. The Company has irrevocably appointed Accent Worldwide as the Company's agent to receive service of process in any action against the Company in any federal or state court sitting in New York County, State of New York arising out of the Offering or any purchase or sale of securities in connection therewith.

    Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, and a special permit of the Israeli Controller of Foreign Currency will be required to convert the Israeli currency into dollars and to transfer such dollars out of Israel. The usual practice in an action to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent in Israeli currency at the rate of exchange in force on the date thereof. Under existing law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange on the date of payment, but the judgment debtor may also make payment in foreign currency if the Israeli exchange control regulations then in effect permit such foreign currency payment. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency will ordinarily be linked to the Israeli CPI plus interest at the annual rate (set by Israeli regulations) prevailing at such time. Judgment creditors must bear the risk that they will be unable to convert their award into foreign currency that can be transferred out of Israel. All judgment creditors must bear the risk of unfavorable exchange rates.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Shareholders, as described below. The Company will use the proceeds of any warrant exercise for general corporate purposes and working capital. See "Selling Shareholders" and "Plan of Distribution" described below.


                             SELLING SHAREHOLDERS

    The following table sets forth the names of the Selling Shareholders and the number of Ordinary Shares beneficially owned by such Selling Shareholders as of November 6, 1997 (assuming the November Debenture is convertible on such date, and assuming that all warrants described in this Prospectus are exercised) and offered hereby. None of the Selling Shareholders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years, other than as a result of its ownership of the debenture or warrants. The Shares may be offered from time to time by the Selling Shareholders named below. However, the Selling Shareholders are under no obligation to sell all or any portion of the Shares under this Prospectus or otherwise. Because the Selling Shareholders may sell all or part of their Shares, no estimate can be given as the number of Shares that will be held by any Selling Shareholder upon termination of any offering made hereby.

    Pursuant to Rule 416 of the Securities Act, the Selling Shareholders may also offer and sell Shares issued with respect to the debenture, the Preferred Shares and warrants as a result of anti-dilution provision, including by reason of changes in the conversion price of the debenture and Preferred Shares, and stock splits, dividends and similar events.

                                                                                     Shares Beneficially Owned
                                                         Number of Shares                 After Offering
                                                        Beneficially Owned           -------------------------
                                                       Prior to the Offering                         Percent
Name of Selling Shareholder                              and Offered Hereby            Number      Outstanding
--------------------------------------------------------------------------------------------------------------
CC Investments LDC
c/o Citco Fund Services (Cayman Islands) Ltd.
     Corporate Center
West Bay Road
PO Box 31106 SMB
Grand Cayman, Cayman Islands                     (# of OS upon conversion & 450,000
                                                           from warrants)                 0             0%
Nelson Partners
c/o Leeds Management Services, Ltd.
129 Front Street
Hamilton HM12
Cayman Islands                                   (# of OS upon conversion & 180,000
                                                           from warrants)                 0             0%



                                              18


Olympus Securities, Ltd.
c/o Leeds Management Services, Ltd.
129 Front Street
Hamilton HM12
Cayman Islands                                   (# of OS upon conversion & 220,000
                                                           from warrants)                 0             0%


Profinsa Investments Inc.
c/o Krieger & Praeger, Esq.
319 Fifth Avenue
New York, NY 10016                               (# of OS upon convesion & 200,000
                                                           From warrants)                 0             0%

Marshall Companies
901 North Third Street
Minneapolis, MN 55401                            (# of OS upon conversion & 100,000
                                                           from warrants)                 0             0%

The Shemano Group
601 California Street, Suite 850
San Francisco, CA 94108                                                   1,057,500       0             0%

                                 PLAN OF DISTRIBUTION

    The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby on the Nasdaq Small Cap Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by on or more of the following means of distribution: (a) a block or cross trade in which the broker, dealer or agent so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker, dealer or agent as principal and resale by such broker, dealer or agent for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq Small Cap Market; (d) ordinary brokerage transactions (which may include long and short sales) and transactions in which the broker solicits purchasers; (e) in privately negotiated transactions; (f) "at the market" to or through market makers or into an existing market for the Ordinary Shares; (g) in other ways not involving market makers or into an existing market for the Ordinary Shares; (h) through transactions in options, swaps or other derivatives (whether listed or not); or (i) any combination of the foregoing or other legally available means. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Ordinary Shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Ordinary Shares short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    In effecting sales, brokers, dealers or agents engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act. The Company will pay all expenses incident to the registration of the Shares with the SEC.

    In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. The Company has agreed to use its best efforts to register and qualify the Shares under such other securities or "blue sky" laws of such jurisdictions in the Unites States as each Selling Shareholder reasonably requests.

    There can be no assurance that the Selling Shareholders will sell all or any of the Shares.

    The Company has agreed to indemnify the October Investors and any person controlling an October Investor for any claims arising out of or are based upon
(i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or the omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading;
or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Shares. The October Investors have agreed to indemnify the Company and certain related persons for claims arising from the matters set forth above provided that the violation upon which the claim is based occurred in reliance upon and in conformity with written information furnished to the Company by an October Investor expressly for use in connection with such Registration Statement.

    The Company has agreed to indemnify the Selling Shareholders and any person controlling a Selling Shareholder for any claims arising out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or the omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Shares. The Selling Shareholders have agreed to indemnify the Company and certain related persons for claims arising from the matters set forth above provided that the violation upon which the claim is based occurred in reliance upon and in conformity with written information furnished to the Company by a Shareholder expressly for use in connection with such Registration Statement.

    The Company has agreed with the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of the date on which all of the Shares have been sold and the date on which all of the Shares may immediately be sold to the public without registration pursuant to Rule 144(k) under the Act.

                                LEGAL MATTERS

    The validity of the securities offered hereby and certain legal matters in connection with the Offering with respect to Israeli law will be passed upon for the Company by Yigal Arnon & Co., Tel Aviv, Israel. Certain legal matters in connection with the Offering with respect to United States law will be passed upon for the Company by Rothgerber, Appel, Powers & Johnson LLP, Denver, Colorado.


                                   EXPERTS

    The audited consolidated financial statements referred to in this Prospectus and/or included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Luboshitz, Kasierer & Co., a Member Firm of Andersen Worldwide, SC, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports, which include an explanatory fourth paragraph with respect to the Company's ability to continue as a going concern.

    Statements concerning Israeli law included in this Prospectus or in any document incorporated by reference herein have been examined by Yigal Arnon & Co., and have been included upon the authority of such counsel as an expert in the laws of the State of Israel.

    No dealer, salesperson or any other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the Offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                               -----------------
                               TABLE OF CONTENTS

                                                                Page
                                                                ----
AVAILABLE INFORMATION                                             2
FORWARD LOOKING STATEMENTS                                        3
INCORPORATION OF CERTAIN
    DOCUMENTS BY REFERENCE                                        3
THE COMPANY                                                       4
RECENT DEVELOPMENTS                                               5
RISK FACTORS                                                      9
USE OF PROCEEDS                                                   17
SELLING SHAREHOLDERS                                              17
PLAN OF DISTRIBUTION                                              18
LEGAL MATTERS                                                     20
EXPERTS                                                           20

                          11,990,000 ORDINARY SHARES

                               Accent Software
                              International Ltd.


                                   --------
                                  PROSPECTUS
                                   --------












                             NOVEMBER ____, 1997

                                    PART II

    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses in connection with the issuance and distribution of the securities registered under this Registration Statement are estimated to be as follows:


Securities and Exchange Commission Registration Fee. . . .       $ 8,974
The Nasdaq Stock Market Filing Fee . . . . . . . . . . . .         7,500
Israeli Taxes. . . . . . . . . . . . . . . . . . . . . . .           300
Printing and Engraving Expenses. . . . . . . . . . . . . .           500
Legal Fees and Expenses. . . . . . . . . . . . . . . . . .        20,000
Accounting Fees and Expenses . . . . . . . . . . . . . . .        10,000
Transfer Agent Fees. . . . . . . . . . . . . . . . . . . .         1,000
                                                                 -------
    Total. . . . . . . . . . . . . . . . . . . . . . . . .       $48,274
                                                                  ------
                                                                  ------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Articles of Association of the Company provide that, to the fullest extent permitted by the Israeli Companies' Ordinance (New Version), 1983, as amended (the "Companies Ordinance"), the Company may indemnify its directors and officers for (i) any financial liability imposed upon them for the benefit of a third party by a judgment, including a settlement or arbitration decision certified by a court, as a result of an act or omission of such person in his capacity as a director or officer of the Company; and (ii) reasonable litigation expenses, including legal fees, incurred by such director or officer or which he is obligated to pay by a court order, in a proceeding brought against him by or on behalf of the Company or by others, or in connection with a criminal proceeding in which he was acquitted, in each case relating to acts or omissions of such person in his capacity as a director or officer of the Company ("Indemnifiable Event").

    The Company's Articles of Association provide that, to the fullest extent permitted by the Companies Ordinance, the Company may procure directors' and officers' liability insurance for (i) breach of the duty of care by any director or officer owed to the Company or to any other person; (ii) breach of fiduciary duty by any officer or director owed to the Company, provided such person acted in good faith and had reasonable cause to assume that the action would not prejudice the interests of the Company; and (iii) any financial liability imposed upon any director or officer for the benefit of a third party by reason of an act or omission of such person in his capacity as a director or officer of the Company. The Company has a directors' and officers' liability insurance policy that insures the Company's officers and directors against certain liabilities.

    Under the Companies Ordinance, the Company may not indemnify or procure insurance coverage for the liability of its Office Holders (as defined in the Companies Ordinance) in respect of any monetary obligation imposed by reason of (i) an act or omission which constitutes a breach of fiduciary duty, except to the extent described above; (ii) a willful breach of the duty of care or reckless disregard of the circumstances or consequences of such breach; (iii) an act or omission done with the intent to unlawfully realize personal gain; or (iv) a fine or penalty imposed for a criminal offense.

    The Companies Ordinance defines an "Office Holder" to include a director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the general manager, and any person assuming the responsibilities of the foregoing positions without regard to such person's title.

    In addition, pursuant to the Companies Ordinance, indemnification of, and procurement of insurance coverage for, an Office Holder of the Company is permitted if it is approved by the Company's Audit Committee and Board of Directors. In certain circumstances, the Companies Ordinance also requires approval of such indemnification and insurance by the Company's shareholders.


ITEM 16.  EXHIBITS

*4.1 -- Form of Securities Purchase Agreement dated November 6, 1997, between Accent Software International Ltd., and CC Investments LDC, Nelson Partners, Olympus Securities, Ltd., Marshall Companies, and Profinsa Investments, which includes the Convertible Debenture, the Warrant Agreement and Registration Rights Agreement as exhibits thereto.
*4.2  --  Warrant Agreement with The Shemano Group, Inc.
*5.1  --  Opinion of Yigal Arnon & Co.
23.1 -- Consent of Luboshitz, Kasierer & Co., a Member Firm of Andersen Worldwide, SC.
*23.2 --  Consent of Yigal Arnon & Co., contained in their opinion filed as
          Exhibit 5.1.
23.3  --  Consent of Rothgerber, Appel, Powers & Johnson LLP.
24.1  --  Power of Attorney (included on page II-4 to II-5).

-----------
* To be filed by amendment prior to the effectiveness of this Registration Statement.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, with changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on this 6th day of November 1997.

                           ACCENT SOFTWARE INTERNATIONAL LTD.

                           By: /s/ Robert J. Behr
                               ---------------------
                           Name:  Robert J. Behr
                           Title: Chief Financial Officer
                                  (Principal Financial and Accounting Officer)


                              POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Todd
A. Oseth, Robert J. Behr and Robert Trachtenberg and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any one of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated:

SIGNATURE               TITLE                                             DATE
---------               -----                                             ----
/s/ Todd A. Oseth       President, Chief Executive Officer and Director   November 6, 1997
----------------------- (principal executive officer)
Todd A. Oseth

/s/ Robert J. Behr      Chief Financial Officer (principal financial      November 6, 1997
----------------------- and accounting officer)
Robert J. Behr

/s/ Robert Rosenschein  Chief Technology Officer, Languages, and          November 6, 1997
----------------------- Co-Chairman of the Board of Directors
Robert Rosenschein

/s/ Roger Cloutier      Co-Chairman of the Board of Directors             November 6, 1997
-----------------------
Roger Cloutier

/s/ Elliott B. Broidy   Director                                          November 6, 1997
-----------------------
Elliott B. Broidy

/s/ Jeffrey Rosenschein Chief Technology Officer, Intelligent             November 6, 1997
----------------------- Agents, and Director
Jeffrey Rosenschein

/s/ Meldon E. Levine    Director                                          November 6, 1997
-----------------------
Meldon E. Levine

/s/ Mark A. Tebbe       Director                                          November 6, 1997
-----------------------
Mark A. Tebbe

/s/ Esther Dyson        Director                                          November 6, 1997
-----------------------
Esther Dyson

Authorized Representative in the United States:

ACCENT WORLDWIDE, INC.


/s/ Todd A. Oseth                                                         November 6, 1997
-----------------------
Todd A. Oseth

By: /s/ Robert J. Behr                                                    November 6, 1997
    -------------------
      Robert J. Behr
      Attorney-in-fact

                                 EXHIBIT INDEX

*4.1   --  Form of Securities Purchase Agreement dated November 6, 1997, between Accent Software International Ltd., and CC Investments LDC, Nelson Partners, Olympus Securities, Ltd., Marshall Companies and Profinsa Investments, which includes the Convertible Debenture, the Warrant Agreement and Registration Rights Agreement as exhibits thereto.
*4.2   --  Warrant Agreement with The Shemano Group, Inc.
*5.1   --  Opinion of Yigal Arnon & Co.
23.1   --  Consent of Luboshitz, Kasierer & Co., a Member Firm of Andersen
           Worldwide, SC.
*23.2  --  Consent of Yigal Arnon & Co., contained in their opinion filed as
           Exhibit 5.1.
23.3   --  Consent of Rothgerber, Appel, Powers & Johnson LLP.
24.1   --  Power of Attorney (included on page II-4 to II-5).

-----------
* To be filed by amendment prior to the effectiveness of this Registration Statement.